EXHIBIT 99.1

Willis Lease Finance Corporation Reports Third Quarter Pre-tax Profit of $13.3 Million

COCONUT CREEK, Fla., Nov. 05, 2018 (GLOBE NEWSWIRE) -- Willis Lease Finance Corporation (NASDAQ: WLFC) today reported a pre-tax profit of $13.3 million in the third quarter of 2018, including record quarterly lease rent revenue of $47.0 million. Leasing results were driven by continued high utilization and 18.5% growth of our portfolio to $1.590 billion at quarter-end compared to $1.343 billion at December 31, 2017. Aggregate lease rent and maintenance reserve revenues were $66.4 million for the third quarter 2018, up 23.2% from the comparable period in 2017.

“We continue to deliver positive profits and cash flow during a significant period of expansion for the Company,” said Charles F. Willis, Chairman and CEO.  “We are very excited about our growth and capabilities in our asset management business, which we believe will be what helps us re-shape the industry and especially the way airlines utilize and manage engines.”

“Demand for engines, parts and technical services grew in the third quarter and our financial results reflect that our Platform is uniquely situated to deliver value for our customers across the spectrum,” said Brian R. Hole, President. “While our priority is to deliver for customers today, we are always looking for ways to grow the Platform with new and innovative products and programs for tomorrow.”

Third Quarter 2018 Highlights (at or for the periods ended September 30, 2018, as compared to September 30, 2017, and December 31, 2017):

  Total revenue grew by 18.4% to $78.0 million in the third quarter of 2018, compared to $65.9 million in the comparable prior year period.

  Lease rent revenue achieved a record quarterly high of $47.0 million in the third quarter of 2018; 40.4% growth from $33.5 million in the comparable quarter of 2017.

  Earnings before tax was $13.3 million in the third quarter of 2018, up 60.7% when compared to the comparable quarter of 2017.

  We closed our $373.4 million WEST IV ABS transaction during the third quarter of 2018, which helps us lock in attractive long-term fixed rate debt and de-lever our revolving credit facility.

  General and administrative expenses increased, primarily due to one-time costs associated with facility relocations and employee transitions, increased headcount to support our broadening Platform and increased compensation accruals due to operating performance.

  Utilization at the end of the third quarter of 2018 was 92% compared to 89% at 2017 year-end.

  Our equipment lease portfolio grew 18.5% to $1.590 billion, from $1.343 billion at December 31, 2017, net of asset sales and depreciation expense.  The book value of lease assets we own directly or through our joint ventures was $1.9 billion at September 30, 2018. As of September 30, 2018, the Company managed 423 engines, aircraft and related equipment on behalf of third parties.

  The Company maintained $424 million of undrawn revolver capacity at September 30, 2018.

  Diluted weighted average earnings per common share grew 84% to $1.47 per share from the comparable period in 2017.

  Book value per diluted weighted average common share outstanding increased to $44.50 at September 30, 2018, compared to $41.63 at December 31, 2017.

Balance Sheet
As of September 30, 2018, the Company had a total lease portfolio consisting of 250 engines, 14 aircraft and 10 other leased parts and equipment with a net book value of $1.590 billion. As of December 31, 2017, the Company had a total lease portfolio consisting of 225 engines, 16 aircraft and 7 other leased parts and equipment, with a net book value of $1.343 billion.

Willis Lease Finance Corporation
Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services supported by cutting edge technology through its subsidiary Willis Asset Management, as well as various end-of-life solutions for aircraft, engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

CONTACT:
Scott B. Flaherty
Chief Financial Officer
(415) 408-4700

Unaudited Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2018	2017	Change	2018	2017	Change
REVENUE
Lease rent revenue	$46,984	$33,474	40.4%	$129,710	$95,045	36.5%
Maintenance reserve revenue	19,370	20,370	(4.9)%	56,855	64,212	(11.5)%
Spare parts and equipment sales	8,354	9,294	(10.1)%	21,701	41,273	(47.4)%
Gain on sale of leased equipment	1,256	174	621.8%	2,142	4,684	(54.3)%
Other revenue	2,010	2,549	(21.1)%	5,762	6,439	(10.5)%
Total revenue	77,974	65,861	18.4%	216,170	211,653	2.1%

EXPENSES
Depreciation and amortization expense	19,861	16,142	23.0%	55,600	48,786	14.0%
Cost of spare parts and equipment sales (1)	5,848	7,148	(18.2)%	16,537	32,121	(48.5)%
Write-down of equipment (1)	1,215	6,226	(80.5)%	4,793	19,668	(75.6)%
General and administrative	18,124	14,308	26.7%	50,517	40,574	24.5%
Technical expense	2,290	2,605	(12.1)%	9,199	7,345	25.2%
Interest expense	17,885	14,220	25.8%	46,617	36,398	28.1%
Total expenses	65,223	60,649	7.5%	183,263	184,892	(0.9)%

Earnings from operations	12,751	5,212	144.6%	32,907	26,761	23.0%
Earnings from joint ventures	506	3,040	(83.4)%	1,569	6,055	(74.1)%
Income before income taxes	13,257	8,252	60.7%	34,476	32,816	5.1%
Income tax expense	3,583	2,960	21.0%	9,359	13,367	(30.0)%
Net income	9,674	5,292	82.8%	25,117	19,449	29.1%
Preferred stock dividends	819	344	138.1%	2,431	988	146.1%
Accretion of preferred stock issuance costs	21	9	133.3%	62	25	148.0%
Net income attributable to common shareholders	$8,834	$4,939	78.9%	$22,624	$18,436	22.7%

Basic weighted average earnings per common share	$1.50	$0.82		$3.80	$3.04
Diluted weighted average earnings per common share (2)	$1.47	$0.80		$3.72	$2.97

Basic weighted average common shares outstanding	5,900	6,055		5,960	6,068
Diluted weighted average common shares outstanding (2)	6,004	6,184		6,083	6,215

__________________________________
(1) The amounts herein include reclassifications of scrap inventory write-offs and lower of cost or market write-downs that were previously presented within Write-down of equipment to the Costs of spare parts and equipment sales expense line item. The three and nine months ended September 30, 2017 were impacted by a reclassification of $0.7 million and $2.6 million, respectively, reflected as an increase to Cost of spare parts and equipment sales and a decrease to Write-down of equipment.

(2) Diluted earnings per common share and diluted weighted average common shares outstanding have been adjusted to properly exclude the effects of income tax benefits on unvested restricted stock in accordance with ASU 2016-09. The adjustment did not impact diluted earnings per common share and impacted diluted weighted average common shares outstanding by approximately 11,000 shares for the third quarter of 2017. The adjustment impacted diluted earnings per common share and diluted weighted average common shares outstanding for the nine months of 2017 by $0.01 and approximately 17,000 shares, respectively.

Unaudited Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	September 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$8,436	$7,052
Restricted cash	155,420	40,272
Equipment held for operating lease, less accumulated depreciation	1,590,482	1,342,571
Maintenance rights	14,763	14,763
Equipment held for sale	40,931	34,172
Operating lease related receivables, net of allowances	24,777	18,848
Spare parts inventory	24,409	16,379
Investments	44,438	50,641
Property, equipment & furnishings, less accumulated depreciation	26,245	26,074
Intangible assets, net	1,430	1,727
Other assets	33,865	50,932
Total assets	$1,965,196	$1,603,431

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$40,879	$22,072
Deferred income taxes	87,142	78,280
Debt obligations	1,392,113	1,085,405
Maintenance reserves	88,986	75,889
Security deposits	28,591	25,302
Unearned revenue	7,264	8,102
Total liabilities	1,644,975	1,295,050

Redeemable preferred stock ($0.0l par value)	49,533	49,471

Shareholders' equity:
Common stock ($0.0l par value)	62	64
Paid-in capital in excess of par	-	2,319
Retained earnings	269,664	256,301
Accumulated other comprehensive income, net of tax	962	226
Total shareholders' equity	270,688	258,910
Total liabilities, redeemable preferred stock and shareholders' equity	$1,965,196	$1,603,431